UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATION FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE GERRY BOLLMAN H. C. CHARLES DIAO LEVIATHAN WINN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

On December 20, 2021, Voss issued the following press release:

Voss Capital Opposes Griffon’s Acquisition of Hunter Fan

Believes unattractive valuation will destroy shareholder value;

Acquisition heightens execution risk and demonstrates disregard for shareholders’ best interests;

Potential Board Member conflict of interest implies continued lack of director independence

HOUSTON – December 20, 2021 – Voss Capital, LLC (“Voss”), a significant shareholder of Griffon Corp. (NYSE: GFF) (“Griffon” or the “Company”), issued the following public statement in opposition to Griffon’s planned acquisition of Hunter Fan Company for $845 million in a transaction announced earlier today. Voss has nominated several highly-qualified candidates for election as directors at the Company’s upcoming Annual Meeting in mid-February.

“In our opinion, Griffon’s ill-advised decision to buy Hunter Fan Company from MidOcean Partners demonstrates the Board’s continued disregard for shareholders and causes us to further question whether Griffon’s directors are protecting Griffon’s shareholders’ best interests. The sheer size of this acquisition places tremendous risk squarely on the Company’s shareholders for management’s ability to integrate and execute. Adding insult to injury, the Griffon Board is not putting this significant Hunter transaction up for a vote of shareholders. Quite frankly, management and the Board have not earned the right, nor have the credibility or track record, to engage in such a high-stakes deal.

We believe this acquisition is wrong for shareholders for many reasons, a few of which are detailed below.

Unattractive Valuation

Griffon says their $845 million purchase price1 is attractive. We disagree. Griffon is paying 9.4x their estimate of fiscal 2023 EBITDA2 for Hunter Fan Company. Griffon currently trades at under 8x EV/FY 2023 EBITDA and is paying a far higher multiple to acquire Hunter Fan Company than Griffon’s current or recent valuation. Given Griffon is trading near a 5-year low valuation and building products transaction valuations are hitting record highs, we believe the Company should be selling not buying.

Also, why is the company citing a multiple of their projected FY 2023 EBITDA? What is Hunter Fan’s EBITDA for the last twelve months and what assumptions is Griffon management making to reach their FY 2023 figure?

Griffon claims that the deal will add $0.50 to EPS. This is irrelevant. This metric ignores return on invested capital and is purely the result of the company using debt to finance the acquisition.

__________________________

1 http://ir.griffon.com/static-files/f7e354e2-a7ce-46de-b6e0-1a75f3e798ce

2 Griffon estimated it was paying “an approximate 9.4 times multiple of EBITDA from the first full fiscal year of operation,” which would be Griffon’s FY 2023

Execution Risk

All the facts and figures show that Griffon’s current management team has operated its existing businesses poorly. If they can’t effectively manage the Company’s existing businesses, why add complexity? This ineptitude is shown by Griffon’s Total Shareholder Return (TSR) consistently lagging that of its own self-selected peer group. For example, over the five years ending on Dec. 20, 2021, Griffon generated a TSR of 8%, 53% below the median TSR of 61% for the 21 peers Griffon disclosed in its most recent proxy statement.

The Hunter Fan Company acquisition will be the largest in Griffon’s history and is immense relative to the company’s current size. The $845 million purchase price is more than 55% of Griffon’s market cap and more than 35% of its enterprise value.3 Griffon’s weak TSR and low ROIC clearly demonstrates that its management has not earned the right to invest more capital, especially in a new, unrelated business.

The Board expects to close this huge acquisition by the end of January 2022, an ambitious target to complete a deal of this magnitude. Our view is that this deal was structured, and the company’s balance sheet leveraged, specifically to prevent shareholders from voting on the acquisition. Therefore, it seems the Board may have been concerned that shareholders would reject this deal. The Board likely understood how poorly this deal would be received, especially given underlying shareholder discontent, as shown by low shareholder support for Say on Pay and individual directors, as well as our ongoing proxy contest.

Conflict of Interest

Finally, we have serious questions about the deal process. Griffon’s lead “independent” director Kevin Sullivan is a Managing Director at MidOcean Partners, the private equity firm who has owned Hunter Fan for 14 years and is rumored to have struggled to sell the company. Mr. Sullivan’s connection strikes us as an inherent conflict of interest, irrespective of what safeguards Griffon might claim were put in place. This deal has all the hallmarks of another instance of incestuous insider dealing.

We will be delivering to Griffon a books and records demand under Delaware law, requesting that they provide us with information that will allow us to further investigate the relevant facts and circumstances leading up to, and including, the process and diligence that led to the acquisition of Hunter Fan.

For the aforementioned reasons, this deal is wrong for Griffon shareholders. It exemplifies the long-standing issues with the current Board and provides yet another reason why shareholders should elect Voss Capital’s qualified nominees at Griffon’s upcoming annual meeting in February.

This year’s vote represents an opportunity to finally add truly independent directors to the Griffon Board who will work to dissolve Griffon’s outdated conglomerate structure and realize value for all shareholders — a process we estimate will yield over $45/share in net cash proceeds for Griffon shareholders.

This compares to the current status quo of allowing the management team to empire build, receive outlandish compensation and destroy shareholder value.  It remains our steadfast view that poor corporate governance has been a key contributor to the flat Griffon stock price since 2005 and a -10% return for shareholders since January 2017.  We hope our fellow shareholders will embrace a step in the right direction by electing our proposed slate in order to break away from the archaic boardroom culture at Griffon.

Stockholders can call Saratoga Proxy Consulting LLC at (212) 257-1311 or (888) 368-0379 if they have any questions with the voting process. The last day to buy stock and vote at the 2022 Annual Meeting would be Thursday, December 23rd.

We look forward to continuing our constructive dialogue with shareholders. If you wish to discuss this matter further, we can be reached at (832) 519-9427.”

__________________________

3 Both as of closing prices on Friday, Dec. 17, 2021

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

VOSS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Voss Value Master Fund, Voss Value-Oriented Special Situation Fund, LP, a Delaware limited partnership (“Voss Value Special Situations Fund”), Voss Advisors GP, LLC, a Texas limited liability company (“Voss GP”), Voss Capital, LLC, a Texas limited liability company (“Voss Capital”), Travis W. Cocke, Gerry Bollman, H. C. Charles Diao and Leviathan Winn.

As of the date hereof, Voss Value Master Fund directly beneficially owns 750,000 shares of Common Stock, par value $0.25 per share, of the Company (the “Common Stock”), including 1,000 shares of Common Stock held in record name. As of the date hereof, Voss Value Special Situations Fund directly beneficially owns 129,122 shares of Common Stock. As the general partner of Voss Value Master Fund and Voss Value Special Situations Fund, Voss GP may be deemed to beneficially own the 879,122 shares of Common Stock beneficially owned in the aggregate by Voss Value Master Fund and Voss Value Special Situations Fund. As the investment manager of Voss Value Master Fund, Voss Value Special Situations Fund and a certain separately managed account (the “Voss Managed Account”), Voss Capital may be deemed to beneficially own the 1,279,122 shares of Common Stock beneficially owned in the aggregate by Voss Value Master Fund and Voss Value Special Situations and held in the Voss Managed Account. As the managing member of Voss Capital and Voss GP, Mr. Cocke may be deemed to beneficially own the 1,279,122 shares of Common Stock beneficially owned in the aggregate by Voss Value Master Fund and Voss Value Special Situations and held in the Voss Managed Account. As of the date hereof, none of Messrs. Bollman, Diao or Winn own beneficially or of record any securities of the Company.